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                                                                    EXHIBIT 10.5

                           BANCO SANTANDER PUERTO RICO
               EMPLOYMENT TERMS AND CONDITIONS FOR THE POSITION OF ADJUNCT DIRECTOR OF THE CORPORATE BANKING DIVISION

      The present agreement for the position of the Corporate Banking Division Adjunct Director is effective today March 10, 2003. This Agreement is entered into by and between Banco Santander Puerto Rico (hereafter, the "Bank" or "Santander") and Mrs. Lillian Diaz Bento (hereafter the "Director")

      1.    TERMS AND CONDITIONS

            The Director will dedicate all her efforts and the necessary time needed to meet the objectives established by the Bank and will perform the duties indicated on the job description (Attachment A). These duties may change from time to time, when the supervisor or whomever she reports to so states, and according to the operational and business needs of the Bank. The immediate supervisor will establish the objectives and goals of the position to be held during the first week of employment. The Director must fully comply with these goals and objectives or on the contrary she will be subject to the progressive discipline related to the efficiency and performance of her tasks. The Director agrees to fully comply with the norms, procedures, and policies of the Bank.

            The Bank relied on the truthfulness of the information and the data provided by the Director on the job application and other job entry forms and she may be fired at any time if upon verification it becomes apparent that information provided in the forms has been omitted and/or submitted incomplete and/or is false.

            The Bank reserves the right to modify functions, conditions, and terms of employment as hereby stated, to conform to any needs that may arise in the institution. These changes will be notified in writing to the Director, so she may comply with the new requirements.

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      2.    COMPENSATION AND BENEFITS

            Effective by the date of this agreement, the Bank will compensate the Director with a gross yearly salary of $140,000.00 and a hiring bonus of $25,000.00 will be granted. The Director will return 100% of the hiring bonus if the work relationship is voluntarily terminated during the first year of service. A Christmas bonus in the amount of 90% of the monthly salary is guaranteed for the year 2003, in the following years this bonus will be determined by the Board of Directors. Will also be a participant of Objectives Directions Program as established for the position, as long as she complies with the objectives and the goal established in it and is an active employee at the time of the award. Besides the previously mentioned salaries and compensations, the Director will be eligible from the first day to the following benefits: Medical Plan (The employer's contribution will be according to the coverage selected), life insurance, retirement plan, 401-K plan, and others applicable to all regular Bank employees , subject to their individual policies. The previously mentioned payments in the Compensation, Salaries, and Benefits items are subject to the legal deductions applicable under local and federal statutes.

      3.    TRADE SECRETS

            During the course of business the Director will have access to confidential documents, lists of clients information, potential clients, marketing strategies, and other policies and materials which constitute for the Bank information related to and for the business, which for all intended purposes constitute confidential information. This confidential information is property of the Bank. The Director cannot disclose directly or indirectly such information, with the exception if a business requirement should arise in which case the immediate Supervisor's authorization is necessary.

            Upon resignation or upon work termination, we require from you complete protection of the confidential and privileged business information, and to abstain from its disclosure either for your own benefit, your new employer, or third parties. This information includes, without any limitation, trade secrets, proprietary information of the Bank, of its affiliates and subsidiaries, confidential matters, operational methodology, list of clients or potential clients, business

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            relationships, banking products, strategies, tactics, business plans, data bases, development of computer programming, financial information, financial statements, account balances, profit margins, stock ownership, financial studies, market studies, marketing strategies, and other of a similar nature.

            If the Director breaches any of the previously mentioned dispositions, of not revealing or not utilizing confidential information, the Bank will have the right to request an "injunction" (permanent or preliminary) in order for the Director to cease and desist of this practice, and to abstain from incurring in this type of previously mentioned conduct. The remedies available to the Bank in this situation range from breach of contract, as well as to indemnify damages, among others.

      4.    NON-COMPETITION AGREEMENT

            The Director agrees that during the term of this Contract and/or employment with the Bank, and for the consecutive 12-month period following the expiration of this contract, she may not become employed nor render any service in any form whatsoever, directly or indirectly, for some entity or individual that may compete with the Bank in Puerto Rico. The Director acknowledges that due to her position and the nature of the business of the Bank, has accepted this clause and the contents of the former paragraph, in consideration that she has been employed by the Bank and the salaries and benefits hereby stipulated.

      5.    TERMINATION

            Will be subject to the local and state dispositions that regulate the termination of an employee in Puerto Rico. Upon termination as an aid in returning into the job market, the Bank will decide to provide an economic compensation as a special aid. In compliance with Law 80 of May 30, 1876, as amended, the Director that does not meet with the goals and objectives, quotas, is inefficient or is in any kind of violation that are included in the Manual of General Norms and Work Conduct of the Bank will be subject to the discipline in it described.

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            The Bank may rescind this contract without just cause hereby establishing the amount of $140,000.00 as compensatory indemnity thereby releasing the Bank of any type of claim or cause of action. In which case, the Bank will choose the attorneys that will represent it and legal fees and expenses thereby incurred will be paid by the Director.

      6.    APPLICABLE LAW

            This contract shall be governed by and construed under the laws of the Commonwealth of Puerto Rico.

      7.    SEVERABILITY

            In the event that any competent court declares any part, condition, or disposition of this contract legally null or ineffective, such determination will not affect the validity of the other dispositions in this contract, which will be in full force and vigor. Also, the parties consent to have a competent court modify , alter, amend, or interpret any part of this contract in respect to that particular disposition.

      8.    ENTIRE AGREEMENT AND ACCEPTANCE

            The parties accept that this contract contains all the agreements among them and so sign it freely and voluntarily.

            Given, in San Juan, Puerto Rico on March 7, 2003

            By: /s/ Roberto J. Garcia       By: /s/ Lillian Diaz Bento
            Human Resources Director        Adjunct Corporate Banking Director